EXHIBIT 15

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Commissioners:

We are aware that our report dated October 18, 2005, on our reviews of interim consolidated financial information of 3M Company and its Subsidiaries (the Company) for the three-month and nine-month periods ended September 30, 2005 and 2004, and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in the Company’s registration statements on Form S-8 (Registration Nos. 33-14791, 33-49842, 33-58767, 333-26957, 333-30689, 333-30691, 333-44760, 333-44692, 333-73192, 333-101727, 333-101751, 333-109282 and 333-128251), and Form S-3 (Registration Nos. 33-48089, 333-42660, 333-98163, 333-109211 and 333-112563).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

October 27, 2005